Exhibit 12.3

       COMPUTATION OF RATIO OF ADJUSTED EBITDA TO INTEREST EXPENSE
                          CONTINENTAL RESOURCES, INC.
                                      YEAR ENDED DECEMBER 31,
                           --------------------------------------------
                           1995      1996      1997      1998      1999
                           ----      ----      ----      ----      ----
NET INCOME                3,869    13,325    26,197   (17,980)    3,920

INCOME TAXES              2,252     8,238    (8,941)        0         0

INTEREST EXPENSE          2,396     4,550     4,804    12,248    16,534

DD&A                      9,614    22,876    33,354    38,716    22,385

EXPLORATION EXPENSE       6,184     4,513     6,807     7,106     7,750

LITIGATION SETTLEMENT         0         0    (7,500)        0         0
                         ------    ------    ------    ------    ------

ADJUSTED EBITDA<F1>      24,315    53,502    54,721    40,090    48,589

TOTAL ADJUSTED EBITDA TO
INTEREST EXPENSE           10.1      11.8      11.4       3.3       3.0
---------------

<F1> ADJUSTED EBITDA represents earnings before interest expense, income taxes, depreciation, depletion, amortization and exploration expense, excluding proceeds from litigation settlements. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles ("GAAP"). Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in ac-cordance with GAAP or as an indicator of a company's operating per-formance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's finan-cial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are com-ponents of Adjusted EBITDA. The Company's computations of Adjusted
EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any.